March 22, 2010

China Advanced Construction Materials Group, Inc.
Yingu Plaza, 9 Beisihuanxi Road, Suite 1708
Haidian District, Beijing 100080
People’s Republic of China

Re:	China Advanced Construction Materials Group, Inc.

Ladies and Gentlemen:

We are acting as counsel for China Advanced Construction Materials Group, Inc., a Delaware corporation (the “Company”), in connection with the authorization of the issuance and sale by the Company of 300,000 shares of common stock, par value $0.001 per share (the “Option Shares”), pursuant to the Form S-3 Registration Statement (Registration No. 333-164048) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on January 11, 2010, and the final prospectus supplement dated February 23, 2010 (the “Prospectus Supplement”), filed with the Commission under Rule 424(b)(5) of the Securities Act, relating to the proposed public offering of up to 2,000,000 shares of the Company’s Common Stock, plus an option granted to the Underwriter (as identified below) to purchase the Option Shares to cover over-allotments, if any.

In rendering our opinion set forth below, we reviewed and are familiar with the Underwriting Agreement, dated February 24, 2010 (the “Underwriting Agreement”), by and between the Company and Roth Capital Partners, LLC (the “Underwriter”), and such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of originals or such latter documents, which assumptions we have not independently verified.

Based upon the foregoing, we are of the opinion that the Option Shares have been duly authorized and, when issued and sold in the manner and under the terms described in the Registration Statement, Prospectus Supplement, and the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

This opinion is limited to matters governed by the Delaware General Corporation Law (including the statutory provisions and reported judicial decisions interpreting such law).

China Advanced Construction Materials Group, Inc.
March 22, 2010

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP